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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                              Aether Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00808V105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       SCHEDULE 13G


--------------------------------------                         --------------------------------
CUSIP No. 00808V105                                             Page      2   of  10    Pages
--------------------------------------                         --------------------------------
-----------------------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Rajendra Singh


-----------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)  [ ]
                                                                                     (b)   X



-----------------------------------------------------------------------------------------------
3      SEC USE ONLY


-----------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-----------------------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
                           6,851,274
     NUMBER OF
                   ----------------------------------------------------------------------------
      SHARES        6      SHARED VOTING POWER
   BENEFICIALLY            16,900,078
     OWNED BY
                   ----------------------------------------------------------------------------
       EACH         7      SOLE DISPOSITIVE POWER
     REPORTING             6,851,274
      PERSON
                   ----------------------------------------------------------------------------
       WITH         8      SHARED DISPOSITIVE POWER
                           16,900,078

-----------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,900,078

-----------------------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A

-----------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       44.6%
-----------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
-----------------------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13G


--------------------------------------                         --------------------------------
CUSIP No. 00808V105                                             Page      3   of  10    Pages
--------------------------------------                         --------------------------------
-----------------------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Cherrywood Holdings, Inc.


-----------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)  [ ]
                                                                                     (b)   X


-----------------------------------------------------------------------------------------------
3      SEC USE ONLY


-----------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Kansas, United States
-----------------------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
                           6,851,274
     NUMBER OF
                   ----------------------------------------------------------------------------
      SHARES        6      SHARED VOTING POWER
   BENEFICIALLY            16,900,078
     OWNED BY
                   ----------------------------------------------------------------------------
       EACH         7      SOLE DISPOSITIVE POWER
     REPORTING             6,851,274
      PERSON
                   ----------------------------------------------------------------------------
       WITH         8      SHARED DISPOSITIVE POWER
                           16,900,078

-----------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,900,078

-----------------------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A

-----------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       44.6%
-----------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       CO
-----------------------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13G


--------------------------------------                         --------------------------------
CUSIP No. 00808V105                                             Page      4   of  10    Pages
--------------------------------------                         --------------------------------
-----------------------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Telcom Ventures, L.L.C.


-----------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)  [ ]
                                                                                     (b)   X


-----------------------------------------------------------------------------------------------
3      SEC USE ONLY


-----------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, United States
-----------------------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
                           6,851,274
     NUMBER OF
                   ----------------------------------------------------------------------------
      SHARES        6      SHARED VOTING POWER
   BENEFICIALLY            16,900,078
     OWNED BY
                   ----------------------------------------------------------------------------
       EACH         7      SOLE DISPOSITIVE POWER
     REPORTING             6,851,274
      PERSON
                   ----------------------------------------------------------------------------
       WITH         8      SHARED DISPOSITIVE POWER
                           16,900,078

-----------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,900,078

-----------------------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A

-----------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       44.6%

-----------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
-----------------------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13G


--------------------------------------                         --------------------------------
CUSIP No. 00808V105                                             Page      5   of  10    Pages
--------------------------------------                         --------------------------------
-----------------------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Telcom-ATI Holdings, L.L.C.


-----------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)  [ ]
                                                                                     (b)   X


-----------------------------------------------------------------------------------------------
3      SEC USE ONLY


-----------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, United States
-----------------------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
                           6,851,274
     NUMBER OF
                   ----------------------------------------------------------------------------
      SHARES        6      SHARED VOTING POWER
   BENEFICIALLY            16,900,078
     OWNED BY
                   ----------------------------------------------------------------------------
       EACH         7      SOLE DISPOSITIVE POWER
     REPORTING             6,851,274
      PERSON
                   ----------------------------------------------------------------------------
       WITH         8      SHARED DISPOSITIVE POWER
                           16,900,078

-----------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,900,078

-----------------------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A

-----------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       44.6%
-----------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
-----------------------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13G


--------------------------------------                         --------------------------------
CUSIP No. 00808V105                                             Page      6   of  10    Pages
--------------------------------------                         --------------------------------
-----------------------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Telcom-ATI Investors, L.L.C.


-----------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)  [ ]
                                                                                     (b)   X

-----------------------------------------------------------------------------------------------
3      SEC USE ONLY


-----------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, United States
-----------------------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
                           6,851,274
     NUMBER OF
                   ----------------------------------------------------------------------------
      SHARES        6      SHARED VOTING POWER
   BENEFICIALLY            16,900,078
     OWNED BY
                   ----------------------------------------------------------------------------
       EACH         7      SOLE DISPOSITIVE POWER
     REPORTING             6,851,274
      PERSON
                   ----------------------------------------------------------------------------
       WITH         8      SHARED DISPOSITIVE POWER
                           16,900,078

-----------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       16,900,078

-----------------------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A

-----------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       44.6%
-----------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
-----------------------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       SCHEDULE 13G


----------------------------------             --------------------------------
CUSIP No. 00808V105                             Page      7   of  10    Pages
----------------------------------             --------------------------------

Item 1(a)   Name of Issuer:

            Aether Systems, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            11460 Cronridge Drive
            Owings Mills, MD  21117

Item 2(a):  Name of Persons Filing:

            Rajendra Singh
            Cherrywood Holdings, Inc.
            Telcom Ventures, L.L.C.
            Telcom-ATI Holdings, L.L.C.
            Telcom-ATI Investors, L.L.C.
            (collectively, the "Filing Persons")

      (b)   Address of Principal Business Office or, if none, Residence:

            Same address for each Filing Person:
            211 North Union Street, Suite 300
            Alexandria, Virginia  22314

      (c)   Citizenship:

            Rajendra Singh - United States
            Cherrywood Holdings, Inc. - Kansas corporation
            Telcom Ventures, L.L.C. - Delaware limited liability company Telcom-ATI Holdings, L.L.C. - Delaware limited liability company Telcom-ATI Investors, L.L.C. - Delaware limited liability company

      (d)   Title of Class of Securities:

            Common Stock, par value $.01 per share

      (e)   CUSIP Number:

            00808V105

                                  SCHEDULE 13G


----------------------------------             --------------------------------
CUSIP No. 00808V105                             Page      8   of  10    Pages
----------------------------------             --------------------------------


Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

            N/A

Item 4:     Ownership:

            As of December 31, 1999:

            (a)   Amount Beneficially Owned:

            6,851,274 shares are directly held by Telcom-ATI Investors, L.L.C., which is a subsidiary in turn of Telcom-ATI Holdings, L.L.C., Telcom Ventures, L.L.C., and Cherrywood Holdings, Inc. Rajendra Singh is the Chairman and Chief Executive Officer of Cherrywood Holdings, Inc. (This amount includes 1,875,000 shares that Telcom-ATI Investors, L.L.C. has the right to acquire, under an option that it has exercised and anticipates will close in April 2000.) In addition, each of the Filing Persons may be deemed to beneficially own an aggregate of an additional 10,048,804 shares held by the other parties to a voting agreement among Telcom-ATI Investors, L.L.C., 3Com Corporation, NexGen Technologies, L.L.C. and Reuters MarketClip Holdings, Sarl. Under such voting agreement, each of the parties has agreed to vote for two members of the board of directors of the issuer named by each of NexGen and Telcom-ATI Investors, and for one director named by each of Reuters and 3Com. The Filing Persons disclaim beneficial ownership of the shares held by such other parties to the voting agreement.

            (b)   Percent of class:

                  For each Filing Person:
                  Sole:  18.1%
                  Shared:  44.6%

            (c)   Number of shares to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                  For each Filing Person:  6,851,274

                  (ii)  Shared power to vote or to direct the vote:

                  For each Filing Person:  16,900,078

SCHEDULE 13G


----------------------------------             --------------------------------
CUSIP No. 00808V105                             Page      9   of  10    Pages
----------------------------------             --------------------------------

            (iii) Sole power to dispose or to direct the disposition of:

                  For each Filing Person:  6,851,274

            (iv)  Shared power to dispose or to direct the disposition of:

                  For each Filing Person:  16,900,078

Item 5:     Ownership of Five Percent or Less of Class:

            N/A

Item 6:     Ownership of More than Five Percent on Behalf of Another Person:

            Except as set forth in this Schedule 13G, no person owns more than 5% on behalf of another person.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
            Company:

            N/A

Item 8:     Identification and Classification of Members of the Group:

            N/A

Item 9:     Notice of Dissolution of Group:

            N/A

Item 10:    Certification:

            N/A

                                  SCHEDULE 13G


----------------------------------             --------------------------------
CUSIP No. 00808V105                             Page     10   of  10    Pages
----------------------------------             --------------------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:  April 5, 2000

                                       RAJENDRA SINGH


                                             /s/ Rajendra Singh
                                       ------------------------------------



                                       CHERRYWOOD HOLDINGS, INC.


                                       By:   /s/ Rajendra Singh
                                          ---------------------------------


                                       TELCOM VENTURES, L.L.C.


                                       By:   /s/ Rajendra Singh
                                          ---------------------------------


                                       TELCOM-ATI HOLDINGS, L.L.C.


                                       By:   /s/ Rajendra Singh
                                          ---------------------------------


                                       TELCOM-ATI INVESTORS, L.L.C.


                                       By:   /s/ Rajendra Singh
                                          ---------------------------------